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EXHIBIT 77G

For the period ending: 09/30/2013

File number: 811-05009

DEFAULTS AND ARREARS ON SENIOR SECURITIES

1)     Boulder County Development Revenue (Boulder College of Massage Therapy
       Project)

       Series 2006A, 6.35% due 10/15/2031

       In default: Interest

       Date of default: 9/2013

       Default per $1,000: $4,315,000

2) Colorado Educational and Cultural Facilities Authority Charter School Revenue (Inn at Auraria LLC Project) Series 2005A 5.875% due 07/1/2023

       In default: Interest

       Date of default: 3/09/2012

       Default per $1,000: $5,410,000

3)     Colorado Housing and Finance Authority Economic Development Revenue

       (Micro Business Development Corporation Project Series 2005 6.75% due 12/1/2010

       In default: Principal and Interest

       Date of default: 7/2008

       Default per $1,000: $3,755,000

4)     Conifer Metropolitan District Jefferson County Supplemental Interest
       Coupons

       Series 2006, 0.00% due 12/1/2010 - 2031

       In default: Principal and Interest

       Date of Default: 12/01/2010

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       Default per $1,000 face: $7,470,000

5)     Ft. Lupton, Colorado Golf Course Revenue Anticipation Warrants Series

       1996A, 8.50% due 12/15/2015

       In default: Interest

       Date of default: June 2002

       Default per $1,000 face: $620,000

6)     PV Water and Sanitation Metropolitan District Capital Appreciation Bonds

       due 12/15/2017

       In default: Principal and Interest

       Date of default: 3/7/2012

       Default per $1,000: $14,000,000

7)     Tabernash Meadows, LLC A Colorado Limited Liability Company, 24.00%

       due 2/9/2002

       In default: Interest

       Date of default: 2/9/2002

       Default per $1,000: $227,347

8) United Water & Sanitation District Ravenna Project Water Activity Enterprise Capital Appreciation Revenue Refunding Series 2009, 6.50% due 12/15/2016

       In default: Interest

       Date of Default: 9/2013

       Default per $1,000: 8,920,000